EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-270678) and Form S-8 (No. 333-199243 and 333-231672) of Distribution Solutions Group, Inc. of our report dated March 14, 2023, except for the effects of the Stock Split described in Notes 1 and 11, as to which the date is March 7, 2024, and Note 14, as to which the date is March 6, 2025, relating to the consolidated financial statements and financial statement schedule, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.

Chicago, Illinois
March 6, 2025